Share Transfer Agreement between

Guangzhou Renwoxing Telecom

And

Global Telecom Holdings Limited

Transferor: Li Hanguang

(Shareholder of Guangzhou Renwoxing Telecom“GRT”)

Transferee: Global Telecom Holdings Limited (“GTHL”)

(wholely-owned Enterprise of Guangzhou Global Telecom, Inc.）

Whereas, this share transfer agreement (hereinafter referred to "Agreement") is contracted by the above parties on July  , 2008. The transferor above is willing to transfer its shares of Guangzhou Renwoxing Telecom (“GRT”) to the transferee according to the terms and conditions of this Agreement, and the transferee agrees to be transferred of the target share.

NOW, THEREFORE, the parties agree as follows:

1.  the transferor agrees to transfer 51% of its total authorized shares to the transferee.

2.  Terms and conditions

2.1  The paid up by the transferee to acquire the 51% is 9,727,769 shares of Guangzhou Global Telecom Inc. (OTC Bullion Board: GZGT)

2.2  Starting from the month of receiveing the GZGT shares mentioned above, GRT shall achieve a quarter revenue of 20million RMB or more.

3. Representations and Warrants

3.1 GRT must be clear of all outstanding loans or liabilities to all parties inclusive of banks before acquisition can be completed.

3.2 The transferor guarantee that the transfer of the shares of GRT has been approved by the board of shareholders and directors.

3.3 The transferor assure the truthful of the financial data and the operating result provided.

3.4 GRT shall be in full co-operation with GTHL management to meet the projected revenue.

3.5 Both parties of the agreement should keep confidential of involved business secrets. These obligations of confidentiality in commercial secrets should be carried out till it is legitimated public disclosure.

4. Liability of breach

4.1 Both sides agreed that if one party breaches any terms or conditions of the agreement, and make another party suffered any loss, it should compensate the loss of another party.

4.2 Transferee shall bear the responsibility of any delay of executing it’s liability to place the investment and shares according the agreement.

5. Applicable law

The setup, effective and explanation of the agreement are all applied to the law of PRC.

6.  Resolve of dispute

All disputes with the agreement should be submitted to the Guangzhou Arbitration Commission and in accordance with the effective arbitration rules to arbitrate. Arbitration ruling is final and binding on both parties.

7. This agreement is in _____ copies, the transferor and the transferee holds one copy respectively.

  Appendixe

  Appendix1: The relating documents of resolutions which approved by the board of directors to approve this transfer.
  Appendix2:  Shares distribution

Shares distribution:

Name	Shares

NI JINGDA	1,400,000
LI YANFEN	2,827,769
LIANG SIMING	3,000,000
LI HANBIN	1,000,000
SIERRA VISTA GROUP LIMITED	1,500,000

TOTAL	9,727,769

Transferor：Li Hanguang

Date：

Transferee：Global Telecom Holdings Limited

Date：